Exhibit (d)(20)(b)

NOVATION AGREEMENT

Reference is made to the Investment Subadvisory Agreement, dated May 1, 2012 (the “Agreement”) by and between QS Legg Mason Global Asset Allocation, LLC (“QS LMGAA”) and the undersigned client (the “Client”).

As part of the integration of QS LMGAA into QS Investors, LLC (“QS”), QS LMGAA will be merged into QS effective on or about the commencement of business on April 1, 2016 (the “Effective Date”). The merger of QS LMGAA into QS is referred to herein as “the Merger.” As a result of the Merger, all of QS LMGAA’s client investment advisory and investment management agreements, including the Agreement, will transfer to QS as of the Effective Date.

QS LMGAA and QS hereby confirm that QS LMGAA’s rights, duties and obligations set forth in the Agreement will transfer to QS as a result of the Merger, effective as of the Effective Date. QS hereby confirms that it will perform and comply with all of the duties and obligations of QS LMGAA set forth in the Agreement, effective from and after the Effective Date.

By signing this Novation Agreement below and continuing to accept investment advisory or management services from QS following the Effective Date, the Client acknowledges: (i) the transfer to and assumption by QS of QS LMGAA’s rights, duties and obligations set forth in the Agreement, and (ii) that QS will be substituted for and replace QS LMGAA for all purposes under the Agreement, effective from and after the Effective Date. The Client’s execution of this Novation Agreement and continued acceptance of investment advisory or management services from QS following the Effective Date shall also constitute the Client’s consent with respect to the matters described in the foregoing clause (i) and clause (ii) to the extent that such consent is required by the terms of the Agreement or applicable law.

The Client acknowledges receipt of a copy of QS’ Form ADV disclosure brochure.

IN WITNESS WHEREOF, the parties hereto have caused this Novation Agreement to be executed by their duly authorized representatives as of the dates indicated below.

QS LEGG MASON GLOBAL ASSET ALLOCATION, LLC

Date: 1/27/16	By:	/s/ Scott Rouse
Name: Scott Rouse
Title: Business Manager

QS INVESTORS, LLC

Date: 1/27/16	By:	/s/ Scott Rouse
Name: Scott Rouse
Title: Business Manager

TRANSAMERICA ASSET MANAGEMENT, INC.

Date: 2/3/16	By:	/s/ Christopher Staples
Name: Christopher Staples
Title: SVP, CIO, Advisory Services

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